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                                   Exhibit 11

                       Computation of Net Loss Per Share


                                                 Year Ended December 31,
                                       -----------------------------------------
                                             1998                     1999
                                       -----------------------------------------


Net Loss                                 $(1,384,780)             $(250,543)

Basic and Diluted weighted average
  common shares outstanding                3,035,856              4,021,216
                                       -----------------------------------------

Basic and Diluted Loss Per Share              $(0.46)                $(0.06)
                                       =========================================



This table has been prepared using Statement of Financial Accounting Standards No. 128 "Earnings Per Share" for all applicable periods presented.